EX-23.d.2.t.i
EXHIBIT A
SUBADVISORY AGREEMENT
BETWEEN
 NATIONWIDE VARIABLE INSURANCE TRUST,
 NATIONWIDE FUND ADVISORS
 AND AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.
Effective March 24, 2008
Amended March 24, 2009

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Mid Cap Growth Fund	0.45% on Subadviser Assets up to $300 million; 0.40% on Subadviser Assets of $300 million and more

NVIT Multi-Manager Mid Cap Value Fund	0.45% on Subadviser Assets up to $300 million; 0.40% on Subadviser Assets of $300 million and more

American Century NVIT Multi Cap Value Fund*	0.315% on all Subadviser Assets

*	As approved at the Board of Trustees Meeting held on December 3, 2008 and March 12, 2009.
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     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE VARIABLE INSURANCE TRUST
By:	/s/Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER NATIONWIDE FUND ADVISORS
By:	/s/Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.
By:	/s/Otis H. Cowan
Name:	Otis H. Cowan
Title:	Vice President